Exhibit 4.6

AGREEMENT

THIS AGREEMENT is dated for reference the 5th day of March, 2002.

BETWEEN:

LINUXWIZARDRY SYSTEMS, INC.
#120, 3011 Viking Way
Richmond, BC V6V 1W1

("Linux")

OF THE FIRST PART

AND:

TERYL RESOURCES CORP.
#120, 3011 Viking Way
Richmond, BC V6V 1W1

(" Teryl")

OF THE SECOND PART

WHEREAS:

A.	Linux owns a 50% interest in 30 claims in Fairbanks, Alaska called the Fish Creek Claims;

B.	Teryl agrees to joint venture the Fish Creek Claims;

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.	200,000 treasury shares of Teryl upon signing and approval by the regulatory bodies.

2.	Linux will hold a 5% net royalty interest until $200,000 U.S. has been received or Teryl pays a payment of $500,000 U.S. within one year after production of the Fish Creek Claims.

3.	Teryl agrees to expend $500,000 U.S. within three years from the date of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LINUXWIZARDRY SYSTEMS, INC.	TERYL RESOURCES CORP.

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